ACCOUNTANTS' CONSENT



The Board of Directors
Matria Healthcare, Inc.

     We consent to incorporation by reference in the registration statement on Form S-8 of Matria Healthcare, Inc. of our report dated February 14, 2000, relating to the consolidated balance sheets of Matria Healthcare, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, common shareholders' equity, comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule, which report appears in the 1999 annual report on Form 10-K of Matria Healthcare, Inc.

                                      KPMG LLP

                                        /s/KPMG LLP


Atlanta, Georgia
August 2, 2000